SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT, between Rational Advisors, Inc., an Ohio Corporation (the "Adviser"), and R. G. Niederhoffer Capital Management, Inc, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to Rational/RGN Hedged Equity Fund (the “Fund”), a series of Mutual Fund and Variable Insurance Trust, a Delaware statutory trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser also acts as the investment adviser to RRDEF Fund Limited, a Cayman Islands exempted company (the “Company”), which is a wholly owned subsidiary of the Fund, pursuant to an Investment Advisory Agreement between the Company and the Adviser dated as of September 26, 2024 (the “Advisory Agreement”);

WHEREAS, under the Advisory Agreement, the Adviser has full legal authority to engage unaffiliated investment managers to manage accounts and or assets designated for the Adviser’s management by the Company;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of the responsibilities, rights or duties in the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for the Company, subject to the overall policies, direction and review of the Company’s Board of Directors (the “Board”) and to the instructions and supervision of the Adviser. The Sub-Adviser shall provide investment advisory services to the portion of the Company’s assets allocated to the Sub-Adviser (the “Subadvised Assets”) for the period and on the terms set forth in this Sub-Advisory Agreement, in accordance with such investment strategies and within such guidelines and limitations as the Adviser and Sub-Adviser shall agree from time to time (the “Investment Strategy”). The Sub-Adviser accepts such appointment and agrees to render the services and assume the obligations herein set forth, for the compensation herein provided, subject to the oversight of the Board and the Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Company and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board from time to time, have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

2. Sub-Adviser’s Duties. Subject to the general supervision and oversight of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment

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operations of the Subadvised Assets and the composition of all of the portfolio of securities and investments (including cash) belonging to the Company, including the purchase, retention and disposition thereof and the execution of agreements relating thereto in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (together, the “Registration Statement”), and subject to the following understandings:

(a)	The Sub-Adviser shall formulate and implement a continuous investment program for the Subadvised Assets and determine from time to time what investments or securities will be purchased, retained or sold by the Company and what portion of the assets belonging to the Company, if any, will be invested or held uninvested as cash;
(b)	The Sub-Adviser shall use its best judgment in the performance of its duties under this Sub-Advisory Agreement;
(c)	The Sub-Adviser, in the performance of its duties and obligations under this Sub-Advisory Agreement for the Company, shall act in conformity with (i) the Investment Strategy; (ii) Company’s Memorandum and Articles of Association, as may be amended or supplemented from time to time; (iii) the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Registration Statement; (iv) any written instructions or policies which the Board, the Trust’s Board, the Adviser or the Trust’s Chief Compliance Officer may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 under the 1940 Act that are applicable to the Company (together, the “Policies”); and (v) the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, as amended (“CEA”), and all other applicable federal and state laws and regulations;
(d)	The Sub-Adviser shall determine the securities and other investments to be purchased or sold by the Company and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities and other investments, subject to Section 6 of this Sub-Advisory Agreement;
(e)	The Sub-Adviser shall render to the Adviser and the Trust’s Board a quarterly report, in advance of the regular meetings of the Trust’s Board, of its activities under this Sub-Advisory Agreement, in such form and detail as the Adviser or the Trust’s Board may reasonably request, and shall make an investment officer available to attend such meetings of the Trust’s Board as the Adviser or the Trust’s Board may reasonably request;
(f)	The Sub-Adviser shall provide the Company’s custodian, administrator and fund accounting agent on each business day with information about the Subadvised Assets’ securities transactions, and with such other information relating to the Subadvised Assets as may be required under the terms of the then-current custody agreement between the Company and the custodian, and other information
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reasonably requested by the custodian or administrator to enable the custodian or administrator to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Company;

(g)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Company’s fund accountant for assistance in obtaining price sources for investments held by the Subadvised Assets or determining a price when a price source is not available, and promptly review the prices used by the Company’s accountant to determine net asset value and advise the Company’s accountant promptly if any price appears to be incorrect;
(h)	The Sub-Adviser (i) shall be required to vote all proxies, with respect to the Subadvised Assets, in accordance with the Sub-Adviser’s proxy policies and procedures, provided that the Adviser reserves the right to vote said proxies upon providing a written instruction to the Sub-Adviser; (ii) shall make all proxy votes available to the Adviser upon the Adviser’s request; and (iii) will establish a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Company’s securities and other information necessary for the Company to complete information required by applicable regulatory filings;
(i)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Company with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Sub-Advisory Agreement is in effect, the Sub-Adviser shall provide to the Trust’s Board a written report that describes any issues arising under the code of ethics since the last report to the Trust’s Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations, and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;
(j)	The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust’s Chief Compliance Officer an annual written report regarding the Sub-Adviser’s compliance program consistent with its obligations under the Advisers Act;
(k)	The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings of the Subadvised Assets to ensure compliance with the Investment Strategy, Registration Statement, Policies and applicable law. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance with any of the above with respect to the Company;

(l)	The Sub-Adviser agrees to monitor investments held by the Subadvised Assets for “significant events” that occur when the market is closed that may affect the value of such investments, Sub-Adviser shall promptly notify the Adviser and Trust’s
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Chief Compliance Officer of such event. Sub-Adviser shall provide reasonable assistance to the Company’s administrator and other applicable parties designated by the administrator in determining the fair value of such assets subject to a “significant event” or any assets held in the Subadvised Assets for which market quotations are not readily available or for which the Adviser, the administrator, the Board and the Trust’s Board have otherwise determined to fair value;

(m)	Upon the Adviser’s request, the Sub-Adviser shall review and comment on selected portions relating to Sub-Adviser and/or the Investment Strategy of the Registration Statement, other offering documents and marketing materials prepared by the Adviser (or its affiliates) for the Fund. Sub-Adviser shall promptly notify the Adviser if any information in the Registration Statement or other materials that it has reviewed is (or will become) inaccurate or incomplete;

(n)	The Sub-Adviser shall not act for, represent, or purport to bind the Company, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or Company or any such proceedings involving any security or investment currently or formerly held by the Company, including, without limitation class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings. The Sub-Adviser does, however, agree that it will promptly notify the Adviser of any legal matters affecting the Company or any security or investment currently or formerly held in the Company, that Sub-Adviser reasonably believes the Company and the Adviser should consider pursuing (“Legal Matters”). Sub-Adviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Company and/or the Adviser may reasonably request.

(o)	Upon the Adviser’s request, the Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under the Trust’s Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations regarding the Subadvised Assets.

(p)	The Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under all existing and future securities regulations including, but not limited to, Rule 18f-4 under the 1940 Act.

3.       Custodian. The assets of the Company shall be held by an independent custodian, not the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Subadvised Assets and the Company shall instruct the custodian to take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser’s obligations in respect of the Subadvised Assets.

4.        Risk Acknowledgment. Adviser acknowledges that Sub-Adviser does not guarantee the future performance of the Company or any specific level of performance, nor the success of Sub-Adviser's overall management of the Company. Accordingly, Adviser acknowledges and agrees that Sub-Adviser shall not have any legal or financial responsibility for

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performance or losses except as provided herein under Section 10.

5.       Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Company’s reasonable directions, notices and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.       Execution of Purchase and Sale Orders.

(a)       In connection with purchases or sales of investments for the account of the Subadvised Assets, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of investments for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Trust’s Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Company the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

(b)       The Sub-Adviser will seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Company and/or the other accounts over which it exercises investment discretion. In accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Company portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Company and to accounts over which the Sub-Adviser exercises investment discretion. The Company and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Company and the Sub-Adviser, it is not possible to place a dollar value on such information. The Sub-Adviser may not give consideration to sales of shares of the Company as a factor in the selection of brokers and dealers to execute Company portfolio transactions.

(c)               On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders of the Company and such other clients for the purchase or sale of such security or other investment to attempt to obtain a more favorable price or lower brokerage commissions. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that the Sub-Adviser considers to be fair and equitable.

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(d)               To the extent that the Sub-Adviser uses counterparties with respect to the Subadvised Assets for brokerage, futures and options clearing and ISDA purposes, the Sub-Adviser shall use such counterparties under agreements set up by, and in the name of, the Company or the Fund. The Sub-Adviser shall not establish any brokerage, futures and options clearing or ISDA arrangements for the Subadvised Assets without the prior express written consent of the Adviser

(e)       Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Company’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Company, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Company. The Sub-Adviser’s services to the Company pursuant to this Sub-Advisory Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

7.       Books and Records. In compliance with the requirements of Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act, Sub-Adviser hereby agrees to maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder relating to the Subadvised Assets. The Sub-Adviser agrees that all records that it maintains for the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company's request; provided that, the Sub-Adviser shall be allowed to retain copies of such records. The Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the rules under the under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Subadvised Assets.

8.       Expenses of the Sub-Adviser. During the term of this Sub-Advisory Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all Directors or officers of the Company, if any, who are “interested persons” of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under the Sub-Advisory Agreement other than the cost of securities and investments purchased or sold for the Company (including taxes and brokerage commissions, if any). Furthermore, the Sub-Adviser is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

9.       Compensation. The Adviser will not pay to the Sub-Adviser for services provided pursuant to this Sub-Advisory Agreement. In the future, the Adviser may agree to pay the Sub-Adviser a fee equal to a percentage of the net advisory fees paid by the Fund to the Adviser. Net advisory fees are defined as management fees less fee waivers due to the expense caps. This fee for each month will be paid to the Sub-Adviser during the succeeding month. The Adviser is solely

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responsible for the payment of the Sub-Adviser's fees, and the Sub-Adviser agrees not to seek payment of its fees from the Company.

10.       Liability and Indemnification.

(a)       Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, control persons or affiliates, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Sub-Advisory Agreement relates provided that nothing herein shall be construed to protect the Sub-Adviser or its shareholders, members, officers, directors, employees, control persons or affiliates in the event of (i) a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), (ii) from the Sub-Adviser’s material breach of this Sub-Advisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Sub-Advisory Agreement including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s prospectus and statement of additional information and the Sub-Adviser’s error in the placement, execution or settlement of a trade for the Company (“Trade Error”), or (iii) any untrue statement of a material fact (or an omission of such statement) contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Company or the Adviser by the Sub-Adviser or any director, officer, agent, control person, affiliate or employee of the Sub-Advisor for use therein. The parties mutually agree and acknowledge that the determination of what constitutes a Trade Error for purposes of this Sub-Advisory Agreement shall be made by the Trust

No provision of this Sub-Advisory Agreement shall be construed to protect any director or officer of the Adviser or Sub-Adviser from liability in violation of Sections 17(h) or (i) of the 1940 Act.

(b)       Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

11. Duration and Termination. The term of this Sub-Advisory Agreement shall begin on the on the date of this Sub-Advisory Agreement and shall continue in effect until the earlier of its termination or the termination of the Advisory Agreement. This Sub-Advisory Agreement may be terminated at any time on 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, or (iii) by vote of the Trust’s Board. The Sub-Adviser may terminate this Sub-Advisory Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Company. Termination of this Sub-Advisory Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Sub-Advisory Agreement;

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(ii) liabilities or obligations of the parties for transactions initiated before termination of this Sub-Advisory Agreement; or (iii) the Company’s obligation to pay advisory fees to Adviser. If this Sub-Advisory Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Company except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Company. This Sub-Advisory Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13.       Non-Exclusive Management. Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Company. Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Sub-Advisory Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any investment which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

14.       Representations, Warranties, and Covenants.

(a) Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser that:

(i) the retention of Sub-Adviser by the Adviser as contemplated by this Sub-Advisory Agreement is permitted under Sub-Adviser’s governing documents;

(ii) the execution, delivery and performance of this Sub-Advisory Agreement do not violate any obligation by which Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Sub-Advisory Agreement has been duly authorized by appropriate action of Sub-Adviser and when executed and delivered by Sub-Adviser will be a legal, valid and binding obligation of Sub-Adviser;

(iv) Sub-Adviser is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform its obligations under this Sub-Advisory Agreement;

(v) If the Subadvised Assets contain commodity futures, the Sub-Adviser is registered as a Commodity Trading Adviser under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and is a member in good standing of the National Futures Association (“NFA”), or is not required to file such registration with the CFTC or to be a member of the NFA; and

(vi) Sub-Adviser is not prohibited by the Advisers Act or other law, regulation

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or order from performing the services contemplated by this Sub-Advisory Agreement.

(b) Adviser. The Adviser represents and warrants to the Sub-Adviser that:

(i)       the retention of the Sub-Adviser by the Adviser as contemplated by this Sub-Advisory Agreement is authorized by the governing documents of the Adviser;

(ii)       the execution, delivery and performance of this Sub-Advisory Agreement do not violate any obligation by which the Adviser or its property is bound, whether arising by contract, operation of law or otherwise;

(iii)       this Sub-Advisory Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser will be a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms;

(iv)       Adviser is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform its obligations under this Sub-Advisory Agreement;

(v) If the Subadvised Assets contain commodity futures, the Adviser is registered as a Commodity Trading Adviser under the CEA with the CFTC and is a member in good standing of the NFA, or is not required to file such registration with the CFTC or to be a member of the NFA; and

(vi) The Adviser shall promptly furnish, or promptly request the Trust to furnish, to Sub-Adviser any amendments or revisions to the Trust’s Agreement and Declaration of Trust, By-Laws, and Policies and Procedures Manual, including the Trust’s Liquidity Risk Management Program, effective after the date of this Sub-Advisory Agreement.

Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other as soon as practicable, together with providing the corresponding pertinent facts and circumstances.

15.       Amendment. This Sub-Advisory Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Board approves the amendment.

16.       Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the Trust’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Company consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

Sub-Adviser will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by

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the Company, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities or such disclosure is compeled by law, regulation or rule of any exchange to which the party may be subject or as requested by a regulatory authority over such party, or when so requested by the Company.

The Adviser, on its own behalf or on behalf of the Fund, shall not disclose information of a confidential nature acquired in consequence of this Sub-Advisory Agreement, except after prior notification to and approval in writing by the Sub-Adviser, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities or such disclosure is compeled by law, regulation or rule of any exchange to which the party may be subject or as requested by a regulatory authority over such party. Except to the extent necessary to conduct the Fund’s business or as required by law, the Adviser shall not and, on behalf of its own behalf and or behalf of the Fund, shall neither disclose nor use information of a confidential nature, whether written or oral, contained in computer files or software, or otherwise (including without limitation trading instructions made by the Sub-Adviser and trading positions), relating to or concerning the Sub-Adviser’s investment program. Adviser shall not and shall cause the Fund not to reverse engineer or attempt to reverse engineer the investment program and the Adviser acknowledges and agrees on behalf of both itself and the Fund that any attempt on its part to do so warrants the Sub-Adviser’s recourse to immediate equitable relief.

Notwithstanding any other provision of this Sub-Advisory Agreement, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser or the Fund and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Sub-Advisory Agreement.

The provisions of this Section 16 shall survive the termination or expiration of this Sub-Advisory Agreement.

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17.       Notice of Certain Events; Compliance Notices. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

(a)       Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Sub-Advisory Agreement;

(b)       the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceeding involving the affairs of the Company or Sub-Adviser’s management of the Company;

(c)       any change in control or management of Sub-Adviser; and

(d)       any changes in the key personnel who are the portfolio managers responsible for the management of the Company prior to such change.

Throughout the term of this Sub-Advisory Agreement, Sub-Adviser shall submit to the Adviser: (a) any material changes to Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that relate to the services provided by Sub-Adviser to the Company, (b) notification of regulatory examinations of Sub-Adviser and general descriptions of the results of such examinations and of any periodic testing of the Compliance Policies, and (c) notification of any material compliance matter that relates to the services provided by Sub-Adviser to the Company including but not limited to any material violation of the Compliance Policies or of the code of ethics of Sub-Adviser. Throughout the term of this Sub-Advisory Agreement, Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may

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reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act or other applicable federal securities laws.

(b) The Adviser will promptly notify the Sub-Adviser in writing of the occurrence of any of the following events:

(i)       Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Adviser is required to be registered as an investment adviser;

(ii)       the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceeding involving the affairs of the Fund or Adviser’s management of the Fund; and

(iii)       any change in control or management of Adviser.

Throughout the term of this Sub-Advisory Agreement, Adviser shall submit to the Sub-Adviser notification of any material compliance matter that relates to the services provided by Adviser to the Fund.

The Adviser shall promptly notify the Sub-Adviser of any legal matters affecting the Fund.

18.       Notice. Whenever any notice is required or permitted to be given under any provision of this Sub-Advisory Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, sent by courier or email to the other party at the addresses specified on page 1 of this Sub-Agreement, the email addresses on the signature page, or to such other address as a party may from time to time specify to the other party by such notice hereunder, or provided via email (confirmed by telephone); provided that all notices to the Sub-Adviser shall be sent to the email addresses listed below. Notice is effective when received. Any such notice shall be deemed duly given when delivered at the following addresses.

Adviser:

Jerry Szilagyi Chief Executive Officer Rational Advisors, Inc.
53 Palmeras St., Suite 601,
San Juan, PR 00901
Email: JerryS@catalystmutualfunds.com

Sub-Adviser:

Roy G. Niederhoffer

President

Email: royn@niederhoffer.com

With a mandatory copy to: compliance@niederhoffer.com

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Company:

Michael O’Hare, Esq
Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018
mohare@stradley.com

19.       Indemnification. Adviser agrees to defend, indemnify and hold harmless the Sub-Adviser and its affiliates, officers, directors, members, and employees (each a “Sub-Adviser Indemnified Party”) from any and all claims, losses, damages, liabilities, costs and/or expenses (together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party in connection with such liability) incurred by a Sub-Adviser Indemnified Party with respect to (i) the Adviser’s material breach of this Sub-Advisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder.

Sub-Adviser agrees to defend, indemnify and hold harmless the Company and Adviser and each of its affiliates, officers, directors, members, and employees (each an “Adviser Indemnified Party”) from any and call claims, losses, damages, liabilities, costs and/or expenses incurred by an Adviser Indemnified Party with respect to (i) the Sub-Adviser’s material breach of this Sub-Advisory Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Subadvised Assets or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Company or the Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein, together with all legal and other expenses reasonably incurred by any such Adviser Indemnified Party in connection with such liability.

Adviser and Sub-Adviser’s obligations under this Section 19 shall survive the termination of this Sub-Advisory Agreement.

20.       Limited Agency. Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Company’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents including, without limitation, brokerage agreements, clearing agreements, account documentation, swap agreements, and other investment related agreements as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Subadvised Assets. Sub-Adviser is also authorized on behalf of the Adviser to make all elections required in such agreements, instruments and documents and to receive all related notices from brokers or other counterparties on the Adviser’s behalf. Upon the Adviser’s written request, the Sub-Adviser agrees to provide the Adviser and the Company with copies of any such agreements executed on behalf of the Adviser or the Trust.

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21. Marketing Materials. During the term of this Sub-Advisory Agreement, the Adviser or its affiliates shall have permission to use Sub-Adviser’s name in the marketing of the Company. During the term of this Sub-Advisory Agreement, Sub-Adviser may not use the name of the Company, the Adviser or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in advance and in writing by the Adviser.

22.        Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Sub-Advisory Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration by three arbitrators in the State of New York, New York County in accordance with the rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial. However, each party will pay its own expenses incurred in pursuing arbitration, notwithstanding the arbitrator’s decision with respect to such expenses.

23.        Governing Law. (a) This Sub-Advisory Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Sub-Advisory Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Sub-Advisory Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24.       Severability. In the event any provision of this Sub-Advisory Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Sub-Advisory Agreement, which shall continue to be in force.

25.       Counterparts. This Sub-Advisory Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.       Acknowledgement. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Memorandum and Articles of Association. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Company, and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any director, officer, employee or agent of the Company.

27.       Captions. The captions in this Sub-Advisory Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

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28.       Other Business. Except as set forth above, nothing in this Sub-Advisory Agreement shall limit or restrict the right of any of the Sub-Adviser’s directors, officers or employees who may also be a trustee, officer, partner or employee of the Company to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

29.       Use of Name. In the event the Sub-Adviser ceases to be the Sub-Adviser, the Trust's right to the use of the name “Niederhoffer” or “RGN” shall automatically cease immediately upon the termination of this Sub-Advisory Agreement.

The Adviser agrees to submit copies of all proposed prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Fund or the public that refer in any way to the Sub-Adviser to the Sub-Adviser for review prior to use, and the Sub-Adviser agrees to review such materials by a reasonable and appropriate deadline. Neither the Adviser, nor the Company nor any affiliate of the foregoing will use the registered trademarks, service marks, logos, names or any other proprietary designations of Sub-Adviser, its subsidiaries and/or affiliates (collectively, “Sub-Adviser Marks”) in any advertising or promotional materials without Sub-Adviser’s prior written approval, which will not be unreasonably withheld. In the event of termination of this Sub-Advisory Agreement, the Adviser will continue to furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer in any way to the Sub-Adviser. The provisions of this paragraph shall survive the termination of this Sub-Advisory Agreement.

30.       Registration as a Commodity Pool. The Adviser is registered as a “commodity pool operator,” and acknowledges that the Fund meets the qualifications of a commodity pool, under the regulations of the CFTC and will continue such registration and qualification for the duration of this Sub-Advisory Agreement.

Disclaimer:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISER DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.]

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed by their officers designated below.

RATIONAL ADVISORS, INC.	R. G. NIEDERHOFFER CAPITAL MANAGEMENT, INC.

By: /s/ Jerry Szilagyi	By: /s/ Roy G. Niederhoffer

Name : Jerry Szilagyi	Name : Roy G. Niederhoffer

Title: President	Title: President

Dated: as of September 26, 2024 9/26/2024

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